Exhibit 99.1

    Rock-Tenn Company Agrees to Acquire Assets of Gulf States Paper Corporation's Pulp and Paperboard and Paperboard Packaging Divisions


    NORCROSS, Ga.--(BUSINESS WIRE)--April 28, 2005--Rock-Tenn Company (NYSE:RKT) announced an agreement to acquire the assets of Gulf States Paper Corporation's Pulp and Paperboard and Paperboard Packaging
(GSPP) business for $540 million. Gulf States operates one of the lowest cost solid bleached sulphate paperboard mills in North America and 11 folding carton plants, serving primarily food packaging, food service and pharmaceutical and health and beauty markets. Net sales of the acquired business for the 53 week period ended April 3, 2005 were $487 million. The paperboard mill's annual capacity includes 327,000 tons of bleached paperboard and 91,500 tons of southern bleached softwood kraft pulp. The shareholders and Board of Directors of Gulf States and the Board of Directors of Rock-Tenn Company have approved the transaction. The closing is subject to Hart-Scott-Rodino review and other customary closing conditions. Rock-Tenn plans to finance the purchase with approximately $50 million of cash on hand and proceeds from new bank credit facilities that it plans to enter into in a financing to be led by Wachovia Capital Markets LLC, SunTrust Capital Markets Inc. and Banc of America Securities LLC. Rock-Tenn expects to close the acquisition in early June 2005. Banc of America Securities LLC acted as financial advisor to Rock-Tenn on the transaction.
    Rock-Tenn's Chairman and Chief Executive Officer, James Rubright said, "Gulf States' paperboard and packaging business is the best possible strategic combination for our recycled paperboard and folding carton business. Gulf States' very low cost bleached paperboard mill, strong folding carton plants and focus on attractive major food and food service markets are great complements to our existing business. This combination will greatly enhance our ability to serve our North American customers across our extremely diverse product lines. The transaction also provides us many opportunities to reduce our costs and increase our capabilities."
    As a result of the acquisition, Rock-Tenn will become the second largest folding carton producer in North America with leading positions in recycled and bleached paperboard. The purchase price represents a multiple of approximately 7.2 times Gulf States' Pulp and Paperboard and Paperboard Packaging divisions' Adjusted EBITDA as defined herein for the 53 week period ended April 3, 2005. The purchase price represents a multiple of approximately 6.1 times Gulf States' Pulp and Paperboard and Paperboard Packaging divisions' Pro Forma Adjusted EBITDA as defined herein for the 53 week period ended April 3, 2005. Rock-Tenn estimates that it will realize additional annual operational synergies, both at the facilities and headquarters, of approximately $6 million over the two years following the acquisition. Certain of these synergies will be offset during a transitional period following the closing by the one-time costs Rock-Tenn will incur, including costs under a transition services agreement with Gulf States.
    Gulf States' Pulp and Paperboard and Paperboard Packaging divisions recorded net sales of $487 million for the 53 weeks ended April 3, 2005. The Pulp and Paperboard division contributed $146 million of net sales and the Paperboard Packaging division accounted for $341 million of net sales. The divisions recorded net income of $24.7 million over the 53 week period.
    Rock-Tenn Company will discuss details of the transaction during its conference call on April 28, 2005 at 11:00 AM ET. This call is being webcast and can be accessed, along with a copy of the press release and other relevant financial and statistical information related to the transaction, on Rock-Tenn Company's website at www.rocktenn.com. The webcast will also be archived on www.rocktenn.com.

    Rock-Tenn Company is one of North America's largest manufacturers of recycled paperboard, folding cartons and promotional displays, with consolidated net sales of $1.6 billion in 2004. Rock-Tenn also believes that it is the largest independent purchaser of bleached paperboard for folding cartons in North America based on its 2004 purchases of approximately 170,000 tons. Rock-Tenn's folding carton business' geographic reach and wide-ranging printing capabilities enable the Company to serve a diverse customer base with complex requirements across North America. Rock-Tenn Company's paperboard division is a leading producer of 100% recycled paperboard with 11 mills that manufacture clay-coated and uncoated paperboard that is converted into a variety of products.

    Statements herein regarding the anticipated closing date of the purchase, the terms, amount, timing and availability of anticipated financing for the acquisition, cost reductions, synergies and transitional costs to achieve the synergies and the timing of such costs and synergies constitute forward-looking statements within the meaning of the federal securities laws and are subject to certain risks and uncertainties. With respect to these statements, the Company has made assumptions regarding, among other things, whether and when the proposed purchase will be approved; whether and when the proposed purchase will close; the availability of financing; results and impacts of the proposed purchase; economic, competitive and market conditions generally; volumes and price levels of purchases by customers; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. There are many factors that impact these forward-looking statements that we cannot predict accurately. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for the Company's products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain customers; and adverse changes in general market and industry conditions. Such risks and other factors that may impact our assumptions are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Business -- Forward-Looking Information and Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. The information contained herein speaks as of the date hereof and the Company does not have or undertake any obligation to update such information as future events unfold.

    Non-GAAP Measures

    Adjusted EBITDA (as defined) and Pro Forma Adjusted EBITDA (as defined)

    We have defined Adjusted EBITDA to reflect (1) EBITDA, defined as earnings (net income) before interest, taxes, depreciation and amortization, and (2) certain additional adjustments (a) to remove the impact of the following special items: interest income and the cumulative effect of a change in accounting principle, net of tax, and
(b) to add back restructuring and other costs. Rock-Tenn management used Adjusted EBITDA in evaluating operations because it believes the adjustments reflected in Adjusted EBITDA remove the effects of factors that are not representative of a company's core ongoing operations or otherwise distort trends in underlying operating results. While some of these special items may have occurred historically and may be considered to be recurring items for GAAP purposes, occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of company management.
    We have defined Pro Forma Adjusted EBITDA to reflect (1) Adjusted EBITDA and (2) additional adjustments that give effect and are directly attributable to the acquisition by Rock-Tenn, are expected to have continuing impact on Rock-Tenn and are factually supportable. These adjustments take into account the costs of administrative functions provided by GSPP employees who will not become employees of Rock-Tenn, net of the incremental costs estimated to be incurred by Rock-Tenn to provide those same administrative functions.
    Our definitions of Adjusted EBITDA (as defined) and Pro Forma Adjusted EBITDA (as defined) may differ from other similarly titled measures at other companies. Adjusted EBITDA (as defined) and Pro Forma Adjusted EBITDA (as defined) are not defined in accordance with accounting principles generally accepted in the United States ("GAAP") and should not be viewed as alternatives to GAAP measures of operating results or liquidity. Rock-Tenn management believes that net income is the most directly comparable GAAP measure to Adjusted EBITDA (as defined) and that pro forma net income is the most directly comparable GAAP measure to Pro Forma Adjusted EBITDA (as defined).
    We believe Adjusted EBITDA (as defined) and Pro Forma Adjusted EBITDA (as defined) of GSPP provide useful information to investors herein for the following reasons.
    Rock-Tenn management used Adjusted EBITDA (as defined) and Pro Forma Adjusted EBITDA (as defined) of GSPP as the starting measure for our financial evaluation of the purchase price we would pay for the acquired business. We used Adjusted EBITDA (as defined) and Pro Forma Adjusted EBITDA (as defined) as a starting point to apply the assumptions and judgments necessary to estimate the future cash flows that we would expect to realize from the acquired business, which included assumptions regarding (a) our estimated future capital expenditures, (b) the future tax depreciation we would experience based on the step up in the tax basis of the acquired assets resulting from the purchase, (c) the expected interest costs we would incur on debt required to finance the acquisition, (d) the expected combined state and federal income tax rates on resulting income before income taxes and (e) numerous other matters that will impact the future cash flows of the business.
    Management also believes such measures provide useful information to investors because we anticipate that the credit agreement pursuant to which we expect to finance the proposed acquisition will include a covenant that will be expressed as a ratio of our total indebtedness to a defined measure of consolidated adjusted EBITDA. We anticipate that failure to comply with the covenant would constitute a default under the credit agreement that would adversely affect our liquidity. We also anticipate that information about this covenant may be material to an investor's understanding of Rock-Tenn's financial condition or liquidity. We believe that we have calculated Adjusted EBITDA (as defined) and Pro Forma Adjusted EBITDA (as defined) of the acquired business in a manner generally consistent with the calculation that will be contained in the credit agreement. However, because we have not yet finalized the credit agreement, it is possible that the actual calculation may differ from the calculation we have shown.

GSPP Reconciliation of Net Income, EBITDA and Adjusted EBITDA
-------------------------------------------------------------

                  52      30       52      53     13      13     53
                 Weeks   Weeks    Weeks   Weeks  Weeks   Weeks  Weeks
                 Ended   Ended    Ended   Ended  Ended   Ended  Ended
(In Millions)   6/2/02 12/29/02 12/28/03 1/2/05 3/28/04 4/3/05 4/3/05
                ------------------------------------------------------

Net income       ($7.8)    $3.7    $10.7  $20.7    $2.9   $6.9  $24.7

Interest expense   0.0      0.0      0.0    0.0     0.0    0.0    0.0

Tax provision
 from continuing
 operations        3.2      2.3      3.4   10.1     1.2    3.4   12.4

Tax provision
 from cumulative
 effect of a
 change in
 accounting
 principle         7.8      0.0      0.0    0.0     0.0    0.0    0.0

Depreciation and
 amortization     41.7     23.1     40.8   39.3     9.8    9.6   39.1
                ------------------------------------------------------

EBITDA           $45.0    $29.2    $54.9  $70.2   $13.9  $20.0  $76.2
                ------------------------------------------------------

Cumulative
 effect of a
 change in
 accounting
 principle (net
 of ($7.8)
 income taxes)   $12.5     $0.0     $0.0   $0.0    $0.0   $0.0   $0.0

Interest and
 other income     (3.2)    (0.9)    (2.0)  (1.0)   (0.2)  (0.2)  (1.0)

Tax provision
 from cumulative
 effect of a
 change in
 accounting
 principle        (7.8)     0.0      0.0    0.0     0.0    0.0    0.0

Restructuring
 and other costs   3.6      2.0      2.7    2.3     2.1    0.0    0.2
                ------------------------------------------------------

Total additional
 adjustments       5.0      1.0      0.7    1.3     1.8   (0.2)  (0.7)
                ------------------------------------------------------

Adjusted EBITDA
 (as defined)    $50.0    $30.2    $55.6  $71.4   $15.8  $19.8  $75.5
                ------------------------------------------------------



GSPP Reconciliation of Adjusted EBITDA to Pro Forma Adjusted EBITDA
-------------------------------------------------------------------

                                                    53 Weeks 53 Weeks
                                                      Ended    Ended
(In Millions)                                       1/2/2005 4/3/2005
                                                    ------------------

Adjusted EBITDA (as defined)                           $71.4    $75.5

Pro Forma Adjustments
----------------------------------------------------

Divisional Adjustments                                   1.6      1.6

Corporate Allocation Adjustments                        11.7     12.0
                                                    ------------------

Pro Forma Adjusted EBITDA (as defined)                 $84.8    $89.1
                                                    ==================

Note: During the 53 weeks ended 1/2/05 and 53 weeks ended 4/3/05, GSPP was allocated $19.5 million and $19.8 million respectively of corporate overhead for various administrative functions by Gulf States. Most of the employees involved in providing these services will remain employees of Gulf States and will not become employees of Rock-Tenn. The pro forma adjustments of $11.7 million and $12.0 million for the 53 weeks ended 1/2/05 and 4/3/05, respectively, represents salaries, benefits and other costs for the Gulf States associates that will not become Rock-Tenn employees. The adjustment has been reduced for our estimate of incremental costs we will incur to support the operations acquired. In addition, during the 53 weeks ended 1/2/05 and 53 weeks ended 4/3/05, GSPP incurred costs of $1.6 million and $1.6 million respectively of overhead for various administrative functions at the pulp and paperboard and packaging divisions. The employees involved in these functions will not become employees of Rock-Tenn. The pro forma adjustments of $1.6 million and $1.6 million for the 53 weeks ended 1/2/05 and 4/3/05, respectively, represents salaries, benefits and other costs for the Gulf States associates that will not become Rock-Tenn employees.



    CONTACT: Rock-Tenn Company
             David Rees, 678-291-7552